EXHIBIT 5.1

                        [JENKENS & GILCHRIST LETTERHEAD]

                                                                 October 5, 2004

Wilshire Bancorp, Inc.
3200 Wilshire Blvd.
Los Angeles, California 90010

                           RE: WILSHIRE BANCORP, INC.

Gentlemen:

      We have acted as counsel for Wilshire Bancorp, Inc., a California corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") for the purpose of registering 1,051,628 shares (the "Shares") of common stock of the Company, as described in the Registration Statement subject to issuance by the Company upon exercise of options granted under the 1997 Stock Option Plan of Wilshire State Bank (the "Plan"), as assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of August 25, 2004, by and among the Company, Wilshire State Bank and Interim Wilshire Bank, Inc.

      In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for the purposes of this opinion, including (i) the Registration Statement, and (ii) the Articles of Incorporation and Bylaws of the Company, in each case as amended to date.

      We have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof, that all information submitted to us was accurate and complete and that all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents.

      Based on the foregoing and having due regard for legal considerations we deem relevant, we are of the opinion that the Shares, when issued and sold as described in the Registration Statement, and in conformity with the Plan and the Articles of Incorporation of the Company, as amended and restated and in effect as of the date hereof, will be validly issued, fully paid and nonassessable.

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Wilshire Bancorp, Inc.
October 5, 2004
Page 2

      This opinion is limited in all respects to the laws of the State of California and the United States of America. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

      We consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement, within the meaning of the term "expert," as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                                       Very truly yours,

                                       /s/ JENKENS & GILCHRIST, LLP